EXHIBIT 99.1
PRESS RELEASE
Evergreen Solar Signs Two New Sales Contracts Totaling Approximately $600 Million
Raises Contractual Backlog to More Than $1.7 Billion
MARLBORO, Mass.—(BUSINESS WIRE)—June 18, 2008—Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power panels with its proprietary, low-cost String Ribbon™ wafer technology, announced it has signed two new long-term sales contracts valued at approximately $600 million with United States-based groSolar and German-based Wagner & Co Solartechnik GmbH. These contracts extend through 2012 and bring the company’s total contractual backlog to approximately $1.7 billion.
The solar panels for these two contracts and the two contracts previously announced in May will be manufactured at the company’s Devens, Massachusetts facility, which will begin panel production in July. These four contracts represent approximately 65 percent of the expected 160MW of annual production capacity at Devens through 2013. Evergreen Solar also has six other customer contracts with a current total backlog of approximately $850 million, which will primarily be supplied by EverQ, its German-based joint venture.
“The four multi-year contracts that we have signed in the last 30 days continue to validate that our String Ribbon technology combined with the features and functionality of our solar panel design, provides a compelling value proposition for our customers,” said Richard M. Feldt, Evergreen Solar’s chairman, president and chief executive officer. “We continue in discussions with other potential customers as we look to commit up to 75% of Devens capacity to long term contracts.”
About groSolar
groSolar is a leading North American solar power company focused on designing, distributing and installing high quality solar electric and solar hot water systems. groSolar provides residential installation in the northeast and mid-Atlantic states, and commercial installation in California as well as the eastern US, serving other areas through an extensive dealer network. With a system of warehouses across the continent, groSolar has the broadest distribution capabilities of any solar provider. groSolar integrates components from leading solar manufacturers including Evergreen Solar into efficient solar energy systems for its customers that generate clean, reliable energy for decades. groSolar was also recently recognized as the second fastest growing company in Vermont and one of the best places to work in Vermont. For information, contact Kevin Ellis 1-800-498-5390 or Kelli Pippin at 1-800-374-4494 x3085. www.groSolar.com.
About Wagner & Co Solartechnik GmbH
As a leading PV system integrator in Germany, Wagner serves all the major markets in Europe through their extensive installer-network. Wagner also develops, manufactures and markets solar-hot water-systems for use throughout Europe. The Wagner-Academy helps to create high installation standards and profound knowledge for all market players they work with. Wagner also produces Europe’s most efficient flat plate hot water collectors and the Company is well known for its “EURO-Collector” a premium, award-winning, high efficient product. For more information please visit www.wagner-solar.com.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented wafer technology, known as String Ribbon, uses significantly less polysilicon than conventional processes. Evergreen’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com.
Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws. Evergreen Solar cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to, those related to: the start-up and future production capacity of the company’s Devens manufacturing facility; the company’s ability to protect the intellectual property incorporated in String Ribbon and other proprietary technologies; the company’s ability to enter into additional long-term customer agreements; and the ultimate value of the customer contracts given changing market dynamics and governmental subsidy and incentive programs, currency fluctuations and related contractual pricing parameters. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission — including the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q filed with the SEC (copies of which may be obtained at the SEC’s website at: http://www.sec.gov) — could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Evergreen Solar disclaims any obligation to publicly update or revise any such statements to reflect any change in company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
CONTACT: Evergreen Solar, Inc.
Evergreen Solar, Inc.
Michael El-Hillow
508-357-2221 x 7244
Chief Financial Officer
investors@evergreensolar.com

SOURCE: Evergreen Solar, Inc.